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Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

at

$24.25 Net Per Share in Cash

by

SENTINEL ACQUISITION CORPORATION

a direct wholly owned subsidiary of

SENTINEL ACQUISITION HOLDINGS INC.

and an affiliate of

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME, ON APRIL 1, 2011, UNLESS THE OFFER IS EXTENDED

        The Offer (as defined below) is being made in accordance with an Agreement and Plan of Merger, dated as of March 2, 2011 (the "Merger Agreement"), by and among Sentinel Acquisition Holdings Inc., a Delaware corporation ("Parent"), Sentinel Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent ("Purchaser") and Global Defense Technology & Systems, Inc., a Delaware corporation (the "Company"). Purchaser is offering to purchase all of the outstanding shares (the "Shares") of the common stock of the Company, par value $0.01 per share (the "Company Common Stock"), at a price of $24.25 per Share net to the seller in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below).

        Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") in the Merger and a direct wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

        The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Tender Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The term "Minimum Tender Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer". The Information Agent for this Offer is D. F. King & Co., Inc. ("DF King") and the Dealer Manager for this Offer is Wells Fargo Securities, LLC ("Wells Fargo Securities").

        The Board of Directors of the Company (the "Company Board") has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable law.

The Dealer Manager for the Offer is:

WELLS FARGO SECURITIES

March 7, 2011

IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (as it may be amended and supplemented from time to time, the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

        Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (800) 488-8095
Email: tender@dfking.com

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor
New York, NY 10152
Toll Free: (800) 532-2916

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

 TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
THE TENDER OFFER	2
1. Terms of the Offer	2
2. Acceptance for Payment and Payment for Shares	6
3. Procedures for Accepting the Offer and Tendering Shares	7
4. Withdrawal Rights	10
5. Certain United States Federal Income Tax Consequences	11
6. Price Range of Shares; Dividends	13
7. Certain Information Concerning the Company	13
8. Certain Information Concerning Parent and Purchaser	14
9. Source and Amount of Funds	16
10. Background of the Offer; Past Contacts or Negotiations with the Company	17
11. The Transaction Agreements	22
12. Purpose of the Offer; Plans for the Company	40
13. Certain Effects of the Offer	42
14. Dividends and Distributions	43
15. Certain Conditions of the Offer	43
16. Certain Legal Matters; Regulatory Approvals	45
17. Fees and Expenses	47
18. Miscellaneous	47
SCHEDULE I	I-1

 SUMMARY TERM SHEET

        Sentinel Acquisition Corporation, a direct wholly owned subsidiary of Parent, is offering to purchase all of the outstanding Shares for $24.25 per Share net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we", "our", or "us" refer to Purchaser or Parent, as the context requires.

Who is offering to buy my securities?

        Our name is Sentinel Acquisition Corporation, a Delaware corporation formed for the purpose of making this Offer. We are a direct wholly owned subsidiary of Sentinel Acquisition Holdings Inc., a Delaware corporation. We are controlled by Ares Corporate Opportunities Fund III, L.P. and Ares Management LLC. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and Purchaser".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

Is there an agreement governing the Offer?

        Yes. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Transaction Agreements" and Section 15—"Conditions of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $24.25 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

i

What does the Company Board think of the Offer?

        The Company Board has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable law.

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will have sufficient financial resources available to us. Ares Corporate Opportunities Fund III, L.P. (which we refer to as "Ares", "Guarantor" or "Sponsor") has provided an equity commitment of up to $320 million to Parent and Purchaser (the "Equity Commitment"), which we anticipate will be sufficient to fund the purchase of all the Shares in the Offer and complete the Merger and the other Transactions, and to pay related transaction fees and expenses. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  Ares has sufficient funds available to contribute to us to consummate the purchase of the Shares in the Offer and the Merger and the other Transactions and will arrange for us to have sufficient funds to consummate the Transactions;

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price.

        See Section 9—"Source and Amount of Funds".

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 11:59 p.m., New York City time, on Friday, April 1, 2011, to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the expiration date of the Offer as so extended. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Can the Offer be extended and, if so, under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

  •
  We may, upon the mutual written consent of Parent, the Company and Purchaser (each in its sole discretion), extend the Offer on one or more occasions for periods of not more than 10 business days each if, at any then scheduled expiration date of the Offer, all of the conditions to our obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") have been satisfied, but the Shares that have been validly tendered and not validly withdrawn pursuant to the Offer, considered together with all other Shares owned by Parent and Purchaser (if any), shall constitute less than 90% of the outstanding Shares.

  •
  Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we must extend the Offer for one or more periods of up to 10 business days each (or for such longer period as may be jointly agreed to by Purchaser and the Company) if, at any then scheduled expiration date of the Offer, any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement or applicable law, waived. We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is May 31, 2011.

  •
  Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we are required to extend the Offer for any period or periods required by any rule, regulation, interpretation or position of the SEC (or its staff) applicable to the Offer. We will not, however, be required to extend the Offer beyond the Outside Date.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer".

Will you provide a subsequent offering period?

        If necessary to obtain at least 90% of the outstanding Shares, we may provide for a subsequent offering period (as described in Section 1—"Terms of the Offer") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), of not less than 10 and not more than 20 business days in the aggregate for all subsequent offering periods following our acceptance of the Shares in the Offer. If we elect to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire or the date of termination of any subsequent offering period.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Tender Condition; and

  •
  expiration or termination of any applicable waiting period under the HSR Act.

        The term "Minimum Tender Condition" is described in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))).

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. We may not waive the Minimum Tender Condition without the prior written consent of the Company. However, we may waive certain other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer".

How do I tender my Shares?

        To tender your Shares, you must deliver to the Depositary the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration date of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration date of the Offer that the missing items will be received by the Depositary within three trading days in the NASDAQ Global Market ("NASDAQ") after the expiration date of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by May 6, 2011, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares and provide the required information to the Depositary while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights".

If the Offer is completed, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the

Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer".

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than Parent, Purchaser or the Company and any stockholders validly exercising their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will receive $24.25 per Share net in cash, without interest and less any required withholding taxes, and the Company will become a wholly owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the price per share paid in the Offer payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash, without interest and less any required withholding taxes.

        Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

What is the market value of my Shares as of a recent date?

        On March 2, 2011, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on NASDAQ was $16.08 per Share. On March 4, 2011, the last full trading day prior to our commencement of the Offer, the closing sale price of the Company's common stock reported on NASDAQ was $24.25 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends".

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with the execution of the Merger Agreement, Contego Systems, LLC, an affiliate of Damian Perl, a director of the Company, has agreed to tender all of its Shares upon the terms and subject to the conditions set forth in the Tender and Voting Agreement (as defined in Section 11 hereof). The Shares subject to the Tender and Voting Agreement comprise approximately

v

39% of the outstanding Shares (calculated in the same manner as the Minimum Tender Condition). The Tender and Voting Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. See Section 11—"The Transaction Agreements".

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $24.25 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

What is the Top-Up Option and when could it be exercised?

        The Company has granted to Purchaser an irrevocable right (the "Top-Up Option"), which Purchaser shall exercise following consummation of the Offer, if necessary, to purchase from the Company the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries following consummation of the Offer, constitutes one Share more than 90% of the then outstanding Shares. See Section 11—"The Transaction Agreements". If Parent, Purchaser and any of their respective affiliates acquire at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the "short form" procedures available under Delaware law.

What will happen to my stock options in the Offer?

        The Offer is not made for any stock options to purchase Shares, including options that were granted under any of the Company's equity incentive compensation plans (the "Options"). Pursuant to the Merger Agreement, each Option having an exercise price per Share that is less than the Offer Price and that is outstanding and unexercised immediately prior to the completion of the Offer will vest in full (to the extent not previously vested by its terms) and will be canceled without any action on the part of the holder of such Option in consideration of the right at such time to receive within five business days after the completion of the Merger an amount in cash, less any applicable withholding taxes, equal to the excess of the Offer Price over the per Share exercise price of the Option for each Share subject to such Option. Options with an exercise price that is equal to or greater than the Offer Price will, upon the consummation of the Merger, be canceled without consideration as provided by the terms of the Company's equity incentive plans. See Section 11—"The Transaction Agreements."

What will happen to my restricted shares in the Offer?

        The Offer is not made for any Shares that are subject to restrictions under the Company's equity incentive compensation plans. Each Share that is outstanding and subject to restrictions under any of the Company's compensation plans as of immediately prior to the consummation of the Offer shall vest in full (to the extent not previously vested by its terms) and will be canceled in exchange for a cash payment by the Company, within five business days after the completion of the Merger, of an amount equal to the Offer Price, less any applicable withholding of taxes. See Section 11—"The Transaction Agreements".

What are the U.S. Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Certain United States Federal Income Tax Consequences"), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholding taxes) and your adjusted tax basis in the Shares. See Section 5—"Certain United States Federal Income Tax Consequences".

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

        You may call D.F. King in its capacity as Information Agent at (800) 488-8095 or Wells Fargo Securities, in its capacity as Dealer Manager at (800) 532-2916. See the back cover of this Offer to Purchase for additional contact details.

To the Holders of Shares of
Common Stock of Global Defense Technology & Systems, Inc.:

INTRODUCTION

        Sentinel Acquisition Corporation, a Delaware corporation ("Purchaser") and direct wholly owned subsidiary of Sentinel Acquisition Holdings Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Company Common Stock") of Global Defense Technology & Systems, Inc., a Delaware corporation (the "Company"), at a price of $24.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (as it may be amended and supplemented from time to time, and together with the Letter of Transmittal, the "Offer").

        The Offer is being made in accordance with an Agreement and Plan of Merger, dated as of March 2, 2011 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement is more fully described in Section 11—"The Transaction Agreements".

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Tender Condition; and

  •
  expiration or termination of any applicable waiting period under the HSR Act.

        The term "Minimum Tender Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))).

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. We may not waive the Minimum Tender Condition without the prior written consent of the Company. However, we may waive certain other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer".

        There is no financing condition to the Offer and we will pay for the entire purchase price of the Shares in cash.

        The Company has advised Parent that, as of March 1, 2011, (i) 9,243,812 shares of the Company Common Stock (which includes 132,380 shares of the Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the "Company Restricted Stock")) were issued and outstanding, (b) no shares of the Company Common Stock were held by the Company in its treasury, (c) 1,004,805 shares of the Company Common Stock were subject to outstanding issuance pursuant to stock options granted and outstanding under the Company Stock Plans (as defined below) and 37,815 additional shares of the Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and (d) no shares of the Company's preferred stock, par value $0.01 per share (the "Company Preferred Stock") were issued or outstanding. "Company Stock Plans" means the SFA, Inc. 2007 Stock Plan and the 2009 Performance Incentive Plan.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company Board has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable Law (the "Company Board Recommendation").

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements" and Section 15—"Certain Conditions of the Offer", Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $24.25 in cash, without any interest and less any required withholding taxes except for (i) Shares owned by the Company or any of its wholly owned subsidiaries (or held in the Company's treasury) or owned by Parent or Purchaser, which will be cancelled and will cease to exist and (ii) Shares owned by the Company's stockholders who validly exercise and perfect their appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL").

        The Merger is subject to the satisfaction or (to the extent permitted under applicable law) waiver of certain conditions, including, if required by applicable law, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed to, as promptly as practicable following the acceptance for payment by Purchaser of any Shares pursuant to the Offer, take all action necessary under all applicable laws to duly call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger (the "Company Stockholders' Meeting"). Parent has agreed to cause all Shares owned of record by it or any of its subsidiaries (including Purchaser) to be voted in favor of adoption of the Merger Agreement. If the Minimum Tender Condition and the other Offer Conditions (as defined below) are satisfied and the Offer is completed, Parent and Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11—"The Transaction Agreements".

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted under Section 4—"Withdrawal Rights". The Offer will expire at 11:59 p.m., New York City time, on Friday, April 1, 2011, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the "Expiration Date").

        Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time on or after March 2, 2011 and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:

          (a)   by 11:59 p.m., New York City time, on the Expiration Date, the number of Shares validly tendered in the Offer and not withdrawn, together with the Shares then beneficially owned by Parent or Purchaser (if any), does not represent at least a majority of all outstanding securities entitled to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option) (the "Minimum Tender Condition");

          (b)   any waiting period under the HSR Act has not expired or been terminated.

        Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time after March 2, 2011, and before acceptance for payment of any of the Shares, any of the following conditions have not been satisfied or (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") waived, and are existing and continuing at the Expiration Time:

          (a)   there shall have been any law or judgement enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any governmental entity (a "Government Action") that makes illegal or otherwise prohibits, enjoins or restrains consummation of the Offer or the Merger (provided that Parent and Purchaser have used reasonable best efforts to oppose any such Government Action);

          (b)   there shall be instituted or pending any suit, action or proceeding by any governmental entity seeking to make illegal or otherwise prohibit, enjoin or restrain the consummation of the Offer or the Merger;

          (c)   any of the representations of the Company contained in the Merger Agreement relating to the Company's (i) organization, standing and power, (ii) capital structure, (iii) authority to enter into, and due execution and delivery, and enforceability of, the Merger Agreement and (iv) brokers and other advisors (subject, in the case of clause (ii), to de minimis exceptions of not more than 1% of the outstanding Shares) are not true and correct as of March 2, 2011 and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date);

          (d)   any of the representations of the Company contained in the Merger Agreement (other than those set forth in clause (c) immediately above) are (i) not true and correct as of the date of the Merger Agreement and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date) and (ii) the failure or failures of such representations to be true and correct has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below); provided, that for the purposes of determining whether a representation of the company is true and correct, all references to "materiality" (or any derivative thereof) and Company Material Adverse Effect in such representation will not be taken into consideration;

          (e)   the Company has failed to perform in all material respects its agreements and covenants to be performed or complied with by it under the Merger Agreement and has not cured such breach, failure to perform or noncompliance;

          (f)    the Merger Agreement has been terminated in accordance with its terms; or

          (g)   there has occurred any change, development, condition, event, effect or occurrence (each, an "Event"), which, individually or in the aggregate with other Events, has had or would reasonably be expected to have a Company Material Adverse Effect.

        There is no financing condition to the Offer and we will pay for the entire purchase price of the Shares in cash.

        The Merger Agreement provides that Purchaser may, upon the mutual written consent of Parent, Purchaser and the Company (each in its sole discretion), extend the Offer on one or more occasions for a period of not more than 10 business days each if, at any then scheduled expiration date of the Offer, all of the conditions to our obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") have been satisfied, but the Shares that have been validly tendered and not validly withdrawn pursuant to the Offer, considered together with all other Shares owned by Parent or Purchaser (if any), shall constitute less than 90% of the outstanding Shares.

        Subject to Purchaser's, Parent's and the Company's termination rights as described in Section 11—"The Transaction Agreements", the Merger Agreement further provides that Purchaser must extend the Offer for one or more periods of up to 10 business days each (or for such longer period as may be jointly agreed to by Purchaser and the Company) if, at any then scheduled expiration date of the Offer, any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement or applicable law, waived. We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is May 31, 2011.

        Subject to Purchaser's, Parent's and the Company's termination rights as described in Section 11—"The Transaction Agreements", the Merger Agreement also provides that Purchaser is required to extend the Offer for any period or periods required by any rule, regulation, interpretation or position of the SEC (or its staff) applicable to the Offer. However, Purchaser will not be permitted or required to extend the Offer beyond the Outside Date.

        If all of the Offer Conditions are satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer and accepted for payment, together with any Shares then owned by Parent or us (if any), is less than 90% of the outstanding Shares, we may (in our sole discretion) make available one or more "subsequent offering periods", in accordance with Rule 14d-11 of the Exchange Act, of not less than 10 and not more than 20 business days in the aggregate for all subsequent offering periods (each, a "Subsequent Offering Period").

        Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 6, 2011. However, if the initial offering period has expired and Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period would be an additional period of time of not less than 10 nor more than 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, during which stockholders may tender Shares not tendered in the Offer.

        Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        Subject to applicable law, the rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right (in its sole discretion) to waive, in whole or in part, any condition of the Offer or to modify the terms of the Offer. However, without the prior written consent of the Company, Purchaser may not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) modify any of the Offer Conditions in any manner adverse to the holders of Shares, (vi) extend or otherwise change the scheduled Expiration Date in a manner other than as required or permitted by the Merger Agreement, (vii) change the form of consideration payable in the Offer or (viii) otherwise amend the Offer in any manner adverse to the holders of the Company Common Stock. The Offer may not be withdrawn prior to the scheduled Expiration Date, unless it has been terminated in accordance with the Merger Agreement.

        The rights reserved by Purchaser described in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer". Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and promptly pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If Purchaser provides a Subsequent Offering Period, Purchaser will accept for payment, purchase and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer". In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 16—"Certain Legal Matters; Regulatory Approvals". For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 16—"Certain Legal Matters; Regulatory Approvals".

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of

Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided) or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery". No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days in the NASDAQ after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal (or delivering on Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

  •
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

  •
  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

  •
  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

  •
  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

4.     Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 6, 2011.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded.    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer".

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

 5.     Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. Federal income tax purposes; (vii) stockholders that are partnerships for U.S. Federal income tax purposes and partners in such partnerships; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a "functional currency" other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation. In addition, this summary does not address any U.S. Federal alternative minimum tax consequences of the Offer and the Merger to stockholders.

        This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. Federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and any such changes could apply retroactively and could adversely affect the tax consequences described below.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder.

        The descriptions of U.S. Federal income tax consequences set forth below are for general information only. We urge you to consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in such laws.

        Tax Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholdings taxes) and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year as of the closing of the Offer or the Merger, as applicable. For both corporate and non-corporate taxpayers, the utilization of capital losses is subject to limitations.

        Tax Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. Federal income tax, unless:

  •
  your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an appropriate income tax treaty applies, is attributable to your permanent establishment in the United States), and in such event (i) you will be subject to U.S. Federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

  •
  you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in such event you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

        If you do not provide a correct TIN, you may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return in a timely manner. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

 6.     Price Range of Shares; Dividends.

        The Shares trade on NASDAQ under the symbol "GTEC". The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ending on December 31, 2011
First Quarter (through March 4, 2011)	$24.38	$15.16
Fiscal Year Ended December 31, 2010
First Quarter	$16.90	$11.62
Second Quarter	16.00	12.66
Third Quarter	14.72	10.37
Fourth Quarter	17.00	12.48
Fiscal Year Ended December 31, 2009
Fourth Quarter (beginning November 20, 2009)	$16.90	$12.82

        On March 2, 2011, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on NASDAQ was $16.08 per Share. On March 4, 2011, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on NASDAQ was $24.25.

        The Company has never declared or paid any cash dividend on the Shares. In the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Company has indicated that it will continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—"Dividends and Distribution".

Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 1501 Farm Credit Drive, Suite 2300, McLean, Virginia 22102-5011. The telephone number for the Company is (703) 738-2840. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other publicly available documents and records on file with the SEC and other public sources.

        The Company provides mission-critical technology-based systems, solutions and services for national security agencies and programs of the U.S. government. The Company's services and solutions are integral parts of mission-critical programs run by the Department of Defense, Intelligence Community, Department of Homeland Security, federal law enforcement agencies and other parts of the federal government charged with national security responsibilities. The programs the Company supports are generally funded as part of the budgets and spending levels of U.S. government agencies entrusted with carrying out the U.S. government's defense, intelligence and homeland security missions. The Company's primary areas of expertise include: (i) counter-terrorism intelligence and analysis, (ii) data analysis and intelligence fusion tools, (iii) force mobility, modernization, and survivability solutions, (iv) maritime domain awareness and navigation systems, (v) systems and software engineering, (vi) network and communications management and (vii) decision support systems for command and control.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.     Certain Information Concerning Parent and Purchaser.

        Purchaser:    Sentinel Acquisition Corporation, a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the Surviving Corporation. The business address for Purchaser is c/o Ares Corporate Opportunities Fund III, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067. The business telephone number for Purchaser is (310) 201-4100.

        Parent.    Sentinel Acquisition Holdings Inc., a Delaware corporation, was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities related to its formation, the Offer and the Merger. The business address for Parent is: c/o Ares Corporate Opportunities Fund III, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067. The business telephone number for Parent is: (310) 201-4100.

        Ares Corporate Opportunities Fund III, L.P.    Purchaser is a wholly owned subsidiary of Parent. Parent is a wholly owned subsidiary of Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership. The principal business of Sponsor is to make majority or shared-control equity investments in middle-market companies. Sponsor has provided an equity commitment of up to $320 million to Parent. See Section 9—"Source and Amount of Funds". The business address for Ares Corporate Opportunities Fund III, L.P. is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067. The business telephone number for Sponsor is: (310) 201-4100.

        Each of Parent and Purchaser was formed and is controlled by Sponsor solely for the purpose of investing in the Company and has conducted no business activities other than related to its formation, the Offer and the Merger. Each of Parent and Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement and the financial commitments and obligations under the Merger Agreement. Sponsor plans to provide Parent and Purchaser with the necessary funds to consummate the Offer, the Merger and the other Transactions. See Section 9—"Source and Amount of Funds."

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the respective boards of directors and, as applicable, the executive officers of Parent and Purchaser, and the controlling persons of Parent and Purchaser, are set forth in Schedule I. Except as set forth in Schedule I, neither Parent, Purchaser, nor to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities listed in Schedule I beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) neither Parent, Purchaser, nor to the knowledge of Parent and Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Purchaser or, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not believe that Purchaser's financial condition is relevant to stockholder's decision whether to tender Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) Sponsor has sufficient funds available to contribute to Purchaser to purchase all Shares validly tendered in the Offer and not properly withdrawn and to consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) the Offer is not subject to any financing condition, (iv) if Purchaser consummates the Offer, it expects to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price and (v) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Sponsor has sufficient funds available to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will arrange for Parent and Purchaser to have sufficient funds to enable them to consummate the Transactions. Sponsor expects to provide Purchaser with the necessary funds from cash to consummate such transactions.

        Purchaser does not believe its financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with its formation, the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  Sponsor has sufficient funds available to contribute to Purchaser to purchase all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date to acquire the remaining outstanding Shares in the Merger on the payment date applicable thereto;

  •
  the Offer is not subject to any financing condition; and

  •
  if Purchaser consummates the Offer, it expects to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price.

        Equity Commitment Letter.    Parent has received an equity commitment letter, dated March 2, 2011 (the "Equity Commitment Letter") from Sponsor, pursuant to which Sponsor has provided an equity commitment of up to $320 million for the purpose of funding, and to the extent necessary to fund, the aggregate Offer Price and the consideration paid in connection with the Merger pursuant to and in accordance with the Merger Agreement and to repay the indebtedness of the Company that comes due in connection with the consummation of the Offer, the Merger and the other Transactions, together with related fees and expenses. The Company is a third party beneficiary of the Equity Commitment Letter to the extent that the Company seeks specific performance to cause Parent and Purchaser to cause, or to directly cause, the Sponsor to fund the equity financing in certain circumstances in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

        The funding of the equity financing is subject to the satisfaction or waiver of each of the conditions to Parent's and Purchaser's obligations (with the prior written approval of Sponsor) to consummate the transactions contemplated by the Merger Agreement and to repay the indebtedness of the Company that comes due in connection with the consummation of the Offer, the Merger and the other Transactions. The foregoing summary of certain provisions of the Equity Commitment Letter and all other provisions of the Equity Commitment Letter discussed herein are qualified by reference to the Equity Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Equity Commitment Letter as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference.

        Concurrently with the execution and delivery of the Equity Commitment Letter, Sponsor executed and delivered to the Company a limited guaranty in favor of the Company in respect of Parent's obligations under the Merger Agreement (the "Limited Guaranty"), a copy of which has been filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference, provided that in no event will Sponsor incur obligations totaling more than $100 million in the aggregate under the Limited Guaranty.

 10.     Background of the Offer; Past Contacts or Negotiations with the Company.

        The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser nor any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Ares or its affiliates or representatives did not participate. References to Ares below in certain cases may be references to actions to be taken by or on behalf of Parent or Purchaser, entities which are controlled by Ares.

        The following is a description of contacts between representatives of Ares, Parent or Purchaser with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer.

        Ares continuously evaluates various investment opportunities. On December 15, 2010, representatives of Ares met with investment bankers from Wells Fargo Securities to discuss the government services industry. Ares inquired about any companies in that industry that might be interested in growth capital to fund internal organic growth or acquisitions. Ares expressed its willingness to invest as a minority shareholder or buy a stake from another minority shareholder. At the conclusion of this meeting, Wells Fargo Securities suggested Ares consider an investment in the Company.

        In January 2011, Wells Fargo Securities arranged a dinner for Ares to meet the management team of the Company on February 8, 2011.

        On February 8, 2011, representatives of Ares, including Matthew Cwiertnia, a Senior Partner at Ares, representatives of Wells Fargo Securities, and representatives of the Company, including John Hillen, the Company's Chief Executive Officer and Joe Cormier, the Company's Chief Financial Officer, had dinner, during which the parties were introduced and the Company provided Ares with an overview of the business and strategy of the Company. Ares discussed its background, history and ability to be flexible with its possible investment into GTEC.

        On February 9, 2011, Ares attended Cowen and Company's 32nd Annual Aerospace/Defense Conference in New York City. The Company presented at the conference. At such conference, Mr. Cwiertnia was introduced to a representative of the Aerospace and Defense investment banking group at Cowen and Company LLC ("Cowen"). Such Cowen representatives stated that Cowen had been retained by the Company's board of directors as its financial advisor and the Company had recently begun to explore strategic alternatives, including a sale. Mr. Cwiertnia expressed Ares's interest in a possible purchase of the Company. In response, Cowen requested that Ares execute a confidentiality agreement as the initial step in Ares's participation in the Company's process.

        On February 11, 2011, Ares and the Company executed a non-disclosure agreement, pursuant to which the Company would furnish Ares and its affiliates and representatives, on a confidential basis, certain information concerning the Company for the purpose of Ares's evaluation of a possible transaction between the Company and Ares. The non-disclosure agreement also contained a standstill covenant pursuant to which Ares agreed, subject to certain conditions, not to attempt to acquire or otherwise seek control of the Company, on an unsolicited basis, prior to February 11, 2013. For more information about the non-disclosure agreement, see Section 11 "The Transaction Agreements—Non-Disclosure Agreement."

        On February 11, 2011, Ares's representatives and Cowen discussed the submission of a formal offer to purchase the Company by Ares. Cowen noted that the Company Board would be meeting on February 14, 2011 and that Ares should submit a formal offer to the Company prior to that meeting. Ares indicated that it would attempt to meet the deadline and suggested a conference call on February 12, 2011 with the Company's management.

        On February 12, 2011, representatives of Ares (including Matthew Cwiertnia, Daniel Lukas and Dr. Ronald Sugar, a strategic advisor to Ares), Cowen and the Company (including, Messrs. John

Hillen and Joe Cormier) held a conference call to discuss the Company's business, operations and prospects as well as to answer questions from Ares' representatives.

        On February 13, 2011, Ares sent a letter (the "February 13 Letter") to Cowen indicating its interest in acquiring all of the outstanding Shares for a purchase price of $24.00 per share in cash. Ares also stated in the February 13 Letter that: (i) its indication of interest had a high certainty of close as the definitive agreements in connection with its transaction would not be subject to a financing out, (ii) it was prepared to complete its due diligence review and execute definitive documentation within a three-week period and (iii) following the execution of a merger agreement with Ares, Ares would expect that the Company would have the opportunity to solicit competing proposals in the open market (a "go-shop" period). Ares also stated in the February 13 Letter that it expected that during such three-week period, the Company, its board of directors and its advisors would engage in discussions exclusively with Ares.

        On or shortly after February 14, 2011, Ares was granted access to the due diligence materials posted to the Company's electronic data room and was given approximately one-week of business due diligence to "re-confirm" its indication of interest. For the next week, Ares engaged in significant due diligence with support from its legal, financial and accounting advisors.

        On February 15, 2011, representatives of Ares' informed representatives of Wells Fargo Securities that Ares would like to engage Wells Fargo Securities as a financial advisor and to provide a financing commitment in conjunction with a possible transaction between Ares and the Company.

        On February 16, 2011, John Hillen, Joe Cormier and Kirk Herdman, (the Company's Senior Vice-President for Business Development & Operations) traveled to Ares's headquarters in Los Angeles to meet with representatives of Ares, Cowen and Wells Fargo Securities to discuss further the Company's business, operations and prospects. For a portion of the day's events, many representatives of Ares's Investment Committee were in attendance to meet the management team and hear its views about the Company.

        In addition, on February 16, 2011, the Company's outside counsel, Morrison & Foerster LLP ("Morrison & Foerster"), circulated to Ares an initial draft of a merger agreement in connection with a possible transaction. Ares provided such draft agreement to its outside counsel, Proskauer Rose LLP ("Proskauer") and Arnold & Porter LLP ("Arnold Porter").

        On February 18, 2011, Ares sent a letter to the Company's board of directors (the "February 18 Letter") in order to reaffirm its proposal to acquire 100% of the outstanding common stock of the Company for $24.00 per share in cash. Ares noted in the February 18 Letter that its offer price implied a significant premium of 42% over the closing stock price of the Company as of February 18, 2011, 42% over the Company's 30-day volume weighted average stock price, and 35% over the Company's all-time high stock price. Ares also stated that under its proposed timetable, it would execute definitive documentation with no diligence or financing conditions by March 2, 2011 and accordingly requested exclusivity until such date. Although Ares verbally expressed its desire to retain the Company's management and employees, the retention of such employees was not a condition to Ares' indication of interest and no employment arrangements were proposed.

        In the February 18 Letter, Ares also noted that: (i) it had completed its business due diligence and had initiated confirmatory legal and accounting due diligence, (ii) it was willing and able to close the transaction with an all-equity structure in order to eliminate the marketing period required for a traditional syndicated financing, (iii) the definitive agreements in connection with its transaction would not be subject to a financing out and (iv) its investment committee had unanimously approved the transaction. Finally, Ares stated that (i) it was willing to provide that for 30 days following signing, the Company's board of directors would have the opportunity to seek superior competing proposals to acquire the Company and (ii) that the Company's board of directors would have the right to consider competing proposals prior to closing in accordance with its fiduciary duty to shareholders.

        The February 18 Letter also contained an exhibit setting forth discussion points with respect to the merger agreement. On February 19, 2011 Morrison & Foerster and Proskauer had a conference call to clarify and discuss the items set forth on such exhibit.

        On February 20, 2011, the Company Board met.

        Following such meeting, representatives of Cowen called representatives of Ares to discuss the reaction of the Company Board to Ares's proposal and the next steps in the process. The representatives of Cowen noted that the Company Board was requesting that Ares increase its offer price. In response, later that day Ares indicated that, subject to the terms of the February 18 Letter, it was prepared to proceed with a price of $24.25 per share in cash for all the outstanding Shares of the Company. Ares also reiterated its request that the Company grant it an exclusivity period until March 2, 2011 in order to complete its due diligence review and the negotiation of the transaction agreements.

        On February 21, 2011 and February 22, 2011, the Company and Ares negotiated an exclusivity agreement, including an exhibit thereto that contained an agreed upon list of changes to the form merger agreement that Morrison & Foerster had circulated on February 16, 2011. On February 22, 2011, the Company and Ares executed the exclusivity agreement, whereby the Company granted Ares exclusivity until March 2, 2011. For more information about the Exclusivity Agreement (as defined herein), see Section 11 "The Transaction Documents—Exclusivity Agreement".

        On February 22, 2011, Proskauer circulated to Morrison & Foerster comments to the merger agreement and on the next day an initial draft of a tender and voting agreement pursuant to which Contego Systems LLC ("Contego"), the Company's largest stockholder, would agree to tender its Shares in the Offer. Contego was represented by the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps").

        From February 24, 2011 to February 27, 2011 representatives of the Company and Ares and their respective financial and legal advisors negotiated the terms of the merger agreement. During such period and until the execution of definitive agreements, Ares and its legal, financial and accounting advisors continued their confirmatory diligence of the Company.

        On February 26, 2011, Morrison & Foerster sent a revised draft of the tender and voting agreement to Proskauer and on February 27, 2011 Morrison & Foerster sent a revised draft of the merger agreement to Proskauer and a draft of the limited guaranty.

        On February 28, 2011, Proskauer sent to Morrison & Foerster a draft of the equity commitment letter and that morning Proskauer, Morrison & Foerster and Skadden Arps held a telephone call to negotiate the remaining terms of the Tender and Voting Agreement. That evening, representatives of Ares and Proskauer negotiated and resolved additional terms of the merger agreement, the equity commitment letter and the limited guaranty with representatives of the Company and Morrison & Foerster. After such call Proskauer sent a revised draft of the limited guaranty to Morrison & Foerster.

        On March 1, 2011, Morrison & Foerster sent revised drafts of each of the transaction documents to Proskauer and between then and the early afternoon of March 2, 2011 the parties and their representatives reached agreement on substantially all of the open issues in the agreements.

        On March 2, 2011, the Company's Board met and (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer vote in favor of the adoption of the Merger Agreement if required by applicable Law. A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9. See the "Introduction" to this Offer to Purchase.

        On the evening of March 2, 2011, the definitive transaction agreements were executed.

        On March 3, 2011, a press release announcing the execution of the Merger Agreement and the terms of the proposed transaction was issued.

        On March 7, 2011, Purchaser commenced the Offer.

Certain Projected Financial Information of Global Defense Technology & Systems, Inc.

        The Company has advised us that its management does not as a matter of course make public projections as to future performance, revenue, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Merger, the Company's management shared certain internal financial forecasts with Ares in order to assist Ares in valuing the Company.

        None of Parent, Purchaser, Ares or any of their respective affiliates or representatives participated in preparing, and they do not express any view on, or take any responsibility for the accuracy or reasonableness of, the internal financial forecasts summarized below, or the assumptions underlying such information. Accordingly, the inclusion of this information should not be regarded as an indication or representation to any stockholder or other person that Parent, Purchaser, Ares or any of their respective affiliates or representatives considered, or now considers, it to be predictive of actual future results, and it should not be relied on as such. Moreover, the Company has advised us that the internal financial forecasts, while presented with numerical specificity, reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company's business, all of which are difficult or impossible for the Company's management to predict and many of which are beyond the Company's control. The Company has further advised us that the internal financial forecasts also reflect assumptions as to certain Company business decisions that are subject to change. In addition, the Company has advised us that the internal financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions by the Company based on actual experience and business developments. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted.

        Other important factors that may affect the Company's actual results and its forecasted results include those risk factors set forth in the Company's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which the Company's stockholders are urged to review.

        The Company has made publicly available its actual results of operations for the fiscal year and quarter ended December 31, 2010 and, in a press release in a Form 8-K filed by the Company on February 24, 2011, its revenue and diluted earnings per share guidance for the full year ending December 31, 2011 (the "2011 Projections"). The Company has advised us that the internal financial forecasts provided to Parent were based on assumptions that were different and in some cases less conservative than those underlying the 2011 Projections. The material differences were lower unallocated corporate expenses of approximately $1.5 million, lower amortization of intangible assets of approximately $0.5 million, and higher revenue in the Company's FMMS segment in the second half of 2011 resulting in 2011 revenue of $326.4 million, $1.4 million higher than the top end of the revenue guidance range in the 2011 Projections. As a result of these assumptions, the internal financial forecasts reflected diluted earnings per share of $1.45 in 2011, which exceed the $1.23 to $1.33 diluted earnings per share range included in the 2011 Projections. Since the internal financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments in which the Company operates can and do change quickly, which adds another level of unpredictability, unreliability and execution risk. In addition, the Company has advised us that the internal financial forecasts were prepared prior to the Company Board's approval of the Merger Agreement and that they do not reflect the effects of the Merger or the Merger Agreement, which may cause results to differ materially. Accordingly, the Company's stockholders are cautioned not to place undue, if any, reliance on the financial forecasts.

        The Company has advised us that the internal financial forecasts provided to Ares were prepared for the Company's internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts were prepared by, and are the responsibility of, the Company's management. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, nor do they assume responsibility for or accept any association with, such forecasts. Furthermore, the internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared that were unforeseen by the Company's management at the time of preparation.

        None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the internal financial forecasts or that forecasted results will be achieved.

        A summary of the internal financial forecast information is provided below and is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares in the Offer. This summary of internal financial forecast information should be evaluated, if at all, in conjunction with the Company's historical financial statements and other information regarding the Company contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and the Company's public filings with the SEC.

	2011E	2012E	2013E	2014E
	($US in millions except per share data)
Total Revenue	$326.4	$364.3	$403.3	$445.5
Net Income	$13.4	$16.4	$18.6	$21.0
Adjusted EBITDA(1)	$32.5	$36.6	$40.3	$44.4
Diluted Earnings Per Share	$1.45	$1.74	$1.96	$2.18

(1)
Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA and EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with GAAP. The Company has advised us that it prepares Adjusted EBITDA to eliminate the impact of stock-based compensation expense, which is a non-cash expense that is not a key measure of its operation.

  Reconciliation of net income to Adjusted EBITDA is presented below

	2011E	2012E	2013E	2014E
	($US in millions)
Net Income	$13.4	$16.4	$18.6	$21.0
Depreciation and amortization	1.4	1.6	1.7	1.9
Amortization of intangible assets	4.5	3.7	3.6	3.6
Interest expense	2.5	1.6	0.8	0.0
Income tax expense	9.0	10.9	12.4	14.0

EBITDA	$30.8	$34.2	$37.1	$40.5
Stock compensation expense	1.7	2.4	3.2	3.9

Adjusted EBITDA	$32.5	$36.6	$40.3	$44.4

        NONE OF THE COMPANY, ARES, PARENT OR PURCHASER INTENDS TO, OR UNDERTAKES ANY OBLIGATION TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, SUCH FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION BY THE COMPANY'S MANAGEMENT THEREOF, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT AS REQUIRED BY LAW.

 11.     The Transaction Agreements.

        The Merger Agreement, the Tender and Voting Agreement, the Limited Guaranty, the Exclusivity Agreement and the Non-Disclosure Agreement, and the following summaries of each agreement, have been included to provide investors and stockholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about Ares, Purchaser or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters of fact. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, the Tender and Voting Agreement, the Limited Guaranty, the Exclusivity Agreement and the Non-Disclosure Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties' public disclosures. The following summaries of the agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning Parent and Purchaser" above. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        In addition, such representations, warranties and covenants may have been qualified by certain confidential disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of the Company. The Company's stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        The Offer.    Purchaser is required to use commercially reasonable efforts to commence the Offer within three business days (and in any event to commence the Offer within 10 business days) after the date of the Merger Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction, or waiver by Parent or Purchaser if permitted under the Merger Agreement and applicable law, of the Offer Conditions (as defined below) that are described in Section 15—"Certain Conditions of the Offer". Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right (in its sole discretion) to waive, in whole or in part, any condition of the Offer or to modify the terms of the Offer. However, without the prior written consent of the Company, Purchaser may not (i) reduce the maximum number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) modify any of the Offer Conditions in any manner adverse to the holders of Shares, (vi) extend or otherwise change the scheduled Expiration Date in a manner other than as required or permitted by the Merger Agreement, (vii) change the form of consideration payable in the Offer or (viii) otherwise amend the Offer in any manner adverse to the holders of the Shares. The Offer may not be withdrawn prior to the scheduled Expiration Date, unless the Merger Agreement has been terminated pursuant to the provisions described below under "Termination".

        The Merger Agreement provides that, upon the mutual consent of Parent, Purchaser and the Company (each in its sole discretion), Purchaser may extend the Offer on one or more occasions for periods of not more than 10 business days if all conditions of the Offer are satisfied, but the Shares that have been validly tendered and not properly withdrawn pursuant to the Offer, considered together with all other Shares owned by Parent and Purchaser (if any), constitute less than 90% of the outstanding Shares.

        Subject to Purchaser's, Parent's and the Company's termination rights as described below under "Termination", the Merger Agreement further provides that Purchaser must extend the Offer for one or more periods of not more than 10 business days each (or such longer period as may be agreed by Purchaser and the Company) if, at any then scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") are not satisfied or, if permitted under the Merger Agreement, waived. However, Purchaser will not be required to extend the Offer beyond the Outside Date. The "Outside Date" is May 31, 2011.

        The Merger Agreement also provides that Purchaser must extend the Offer for any period or periods required by any rule, regulation or interpretation or position of the SEC (or its staff) applicable to the Offer. However, Purchaser will not be required to extend the Offer beyond the Outside Date.

        Top-Up Option.    The Company has granted to Purchaser the Top-Up Option, exercisable after Purchaser has accepted for payment all Shares validly tendered in the Offer and not withdrawn, to purchase from the Company the number of newly-issued shares (the "Top-Up Shares") equal to the number of Shares that, when added to the number of Shares owned by Parent, Purchaser or any other subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option.

        The Top-Up Option will be exercised during the five business day period following the time at which the Shares are first accepted pursuant to the Offer, or if any subsequent offering period is provided, during the five business day period following the expiration date of such subsequent offering period.

        The aggregate purchase price payable for the Top-Up Shares is to be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Purchaser, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note will be fully secured by the Top-Up Shares (to the extent not prohibited by applicable law), will be full recourse against Parent and Purchaser, will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

        The Merger.    At the effective time of the Merger (the "Effective Time"), Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"), after which the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Upon the consummation of the Merger, the bylaws of Purchaser will be the initial bylaws of the Surviving Corporation. Upon the consummation of the Merger, the certificate of incorporation of the Surviving Corporation will be amended in the form of an exhibit to the Merger Agreement.

        Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Offer Price paid in the Offer, without any interest, less any required withholding taxes, except for (i) Shares owned by the Company or any of its wholly owned subsidiaries (or held in the Company's treasury) or owned by Parent or Purchaser, which will be cancelled and will cease to exist and (ii) Shares owned by the Company's stockholders who perfect their appraisal rights under the DGCL.

        Pursuant to the Merger Agreement, as soon as practicable following the date of the Merger Agreement, the Company Board is required to adopt such resolutions or take such other actions that may be necessary under the plans and award agreements pursuant to which Company options, restricted shares or restricted stock units are outstanding so that:

          (a)   each Option that is outstanding immediately prior to the consummation of the Offer will vest in full (to the extent not previously vested by its terms) and will be canceled, with the holder becoming entitled to receive in consideration for such cancellation, within five business days after the consummation of the Merger, an amount in cash equal to the product of (i) the excess, if any, of (x) the highest price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Company employee stock option, and (ii) the number of Shares subject to such Company employee stock option immediately prior to the consummation of the Offer;

          (b)   each share of Company Restricted Stock and each cash settled stock unit that is outstanding immediately prior to the consummation of the Offer will vest in full (to the extent not previously vested by its terms) and will be canceled, with the holder becoming entitled to receive in consideration for such cancellation, within five business days after the consummation of the Merger, an amount in cash equal to the highest price per Share to be paid pursuant to the Offer in respect of each such share of Company Restricted Stock and each such restricted stock unit; and

          (c)   (i) the Company Stock Plans will terminate as of the Effective Time, (ii) the provisions in any of the Company's other benefit plans providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be deleted as of the Effective Time, and (iii) following the Effective Time, no holder of a Company employee stock option or any participant in any Company Stock Plan or the Company's other benefit plans will have any right to acquire any capital stock of the Company or the Surviving Corporation.

        Payment for the Shares.    Prior to the Effective Time, Parent will select a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration. Prior to the Effective Time, Parent or the Surviving Corporation will deposit in trust with such paying agent the funds necessary to pay the aggregate merger consideration to the Company's stockholders. Promptly after the Effective Time (and in any event within five business days), the paying agent will mail to each holder of Shares a letter of transmittal and instructions for effecting the surrender of the Shares in exchange for the merger consideration. Upon the surrender of certificates representing the Shares to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such Shares will be entitled to receive the merger consideration. No interest shall be paid or accrue on the cash payable upon surrender of any Shares.

        If any cash deposited with the paying agent is not claimed within twelve months following the Effective Time, such cash will be returned to Parent upon demand, and any holders of Shares who have not complied with the exchange procedures in the Merger Agreement shall thereafter look only to Parent and the Surviving Corporation as general creditors with respect to the payment of its claim for merger consideration.

        Recommendation.    The Company has represented in the Merger Agreement that the Company Board, at a meeting duly called and held, (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, (iv) subject to subsequent exercise by the Company Board of its rights described under "No Adverse Recommendation Change", recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, (v) recommended that the Company's stockholders adopt the Merger Agreement, if required by applicable law, (vi) stated the terms upon, including the time at and consideration for, which the Top-Up Shares may be acquired from the Company, and (vii) irrevocably approved for all purposes, to the maximum extent permitted by law, (a) each of Parent, Purchaser and their respective affiliates, (b) the Merger Agreement, the Offer, the Merger and the other Transactions to exempt such persons, agreements and transactions from, and to elect for the Company, Parent and Purchaser and their respective affiliates not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price", or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to the Company, Parent, Purchaser or any of their respective affiliates in connection with the Merger Agreement, the Offer, the Merger and the other Transactions with respect to any of the foregoing.

        The Company's Board of Directors.    Subject to applicable law, promptly upon Purchaser's acceptance for payment of Shares pursuant to the Offer, Parent or Purchaser is entitled to designate such number of directors on the Company Board equal to at least such number of directors, rounded up to the nearest whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Purchaser plus the number of Shares otherwise owned by Parent or Purchaser or any subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company will take all action reasonably requested by Parent to cause Purchaser's designees to be so elected or appointed. However, until the Effective Time, the Company Board must have at least three directors who were directors of the Company on March 2, 2011 and who will be independent for purposes of Rule 10A-3 under the Exchange Act. Such provision is subject, in its entirety, to the Security Control Agreement, dated as of September 16, 2010, between Global Strategies Group Holding SA, Kende Holding kft, Contego Systems Inc., the Company and the United States Department of Defense.

        Representations and Warranties.    The Merger Agreement contains representations and warranties of the Company, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means an Event that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company to consummate the Offer or the Merger. However, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:

  (a)
  any Event generally affecting (1) the geographic regions or industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards) or (2) the economy, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world, but only to the extent that they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; or

  (b)
  any Event, to the extent (but only to the extent) arising or resulting from:

  (1)
  changes in applicable law or applicable accounting regulations or principles or interpretations thereof;

  (2)
  any events directly or indirectly attributable to the announcement or pendency of the Merger Agreement or the anticipated consummation of the Offer, the Merger and the other Transactions;

    (3)
    national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis to the extent that they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates;

    (4)
    fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters,

    (5)
    any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections (provided that any Event giving rise to such decline, change or failure (other than an event in the foregoing clause (a) or subclauses (b)(1), (b)(2), (b)(3) or (b)(4) or in the following subclauses (b)(6), (b)(7) or (b)(8)) may be taken into account in determining whether there has been a Company Material Adverse Effect);

    (6)
    any proceeding by any of the Company's stockholders arising out of, concerning or related to the Merger Agreement or any of the Transactions (other than any such proceeding initiated against the Company by Contego);

    (7)
    the failure of the federal government to adopt a budget for the 2011 fiscal year, the extension of any effective continuing resolution under which the federal government is operating or the shutdown of the federal government upon expiration of any continuing resolution; or

    (8)
    any Event that has been cured prior to the then scheduled expiration time of the Offer (provided that the Company Material Adverse Effect, if any, resulting from such Event has also been cured prior to the then scheduled expiration time of the Offer).

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to the Company and its subsidiaries, such as organization, standing and corporate power;

  •
  its subsidiaries;

  •
  its capital structure;

  •
  no conflicts and consents;

  •
  authority to execute and deliver the Merger Agreement and the enforceability of the Merger Agreement;

  •
  its SEC filings and financial statements;

  •
  the absence of undisclosed liabilities;

  •
  information supplied by the Company;

  •
  the absence of certain changes or events;

  •
  tax matters;

  •
  labor relations;

  •
  employee benefits;

  •
  absence of litigation;

  •
  permits and compliance with laws;

  •
  environmental matters;

  •
  title to properties;

  •
  intellectual property;

  •
  contracts;

  •
  insurance;

  •
  interested party transactions;

  •
  brokers and other advisors;

  •
  opinion of its financial advisor as to the fairness, from a financial point of view, of the Offer Price to the Company's stockholders (other than Contego Systems, LLC); and

  •
  its compliance with the Foreign Corrupt Practices Act of 1977, as amended, any other similar applicable foreign, Federal or state law and export control matters.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; standing and corporate power; formation and purpose of Parent and Purchaser; authority, noncontravention and enforceability; information supplied; absence of litigation; brokers and other advisors; ownership of stock of the Company; sufficiency of funds and financing; absence of certain agreements and foreign ownership.

        Efforts to Close the Transaction.    In the Merger Agreement, each of Parent, Purchaser and the Company agree to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions.

        Operating Covenants.    Except (a) as required by law or (b) as expressly permitted under the Merger Agreement, from March 2, 2011 until the earlier to occur of (i) such time as directors elected or designated by Parent constitute at least a majority of the Company Board and (ii) the Effective Time, the business of the Company and its subsidiaries will be conducted in the ordinary course of business consistent with past practice and the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and key employees, and keep and preserve their present relationships with governmental entities, customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.

        In addition, except (a) as required by law or (b) as expressly permitted under the Merger Agreement, from March 2, 2011 until the earlier to occur of (i) such time as directors elected or designated by Parent constitute at least a majority of the Company Board and (ii) the Effective Time, the Company and its subsidiaries are subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to:

  •
  declaring or paying dividends on or making other distributions in respect of the Company's capital stock or other equity or voting interests;

  •
  purchasing, redeeming or otherwise acquiring any shares of capital stock or other securities of the Company or any of its subsidiaries;

  •
  any stock split, reverse stock split or reclassification of any of its capital stock or other equity or voting interests;

  •
  take any action that would result in any amendment, modification or change of any terms of any indebtedness for borrowed money of the Company or any of its subsidiaries;

  •
  selling, issuing, pledging, granting or otherwise encumbering any shares of capital stock or other voting securities, including any option, call, warrant or right to acquire any shares of capital stock or other voting securities, or any securities convertible into or exchangeable for any shares of capital stock or other voting securities;

  •
  amending the Company's certificate of incorporation or bylaws or other comparable organizational documents of any of its subsidiaries;

  •
  acquiring, by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in, or all or a substantial portion of the assets of, any business corporation or other entity or division thereof or any assets that are material to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

  •
  increasing the compensation or benefits of, or paying any bonus to, any current or former executive officer or director;

  •
  establishing or amending any employee benefit plan or employee agreement, or amending or waiving any rights or other benefits thereunder;

  •
  except as required by generally accepted accounting principles, changing any methods of accounting or accounting practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

  •
  convening any special meeting (or any adjournment thereof) of the stockholders of the Company, other than to vote upon the adoption of the Merger Agreement or in accordance with the Company's bylaws;

  •
  selling, leasing, licensing, selling and leasing back, mortgaging or otherwise subjecting to any lien or otherwise disposing of or abandoning any of its properties or assets, except for sales or dispositions of assets in the ordinary course of business consistent with past practice and certain permitted liens;

  •
  issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Company or its subsidiaries or guaranteeing any debt securities of another person;

  •
  making any loans, advances or capital contributions to, or investments in, any other person, other than to the Company's subsidiaries or employees in the ordinary course of business consistent with past practice;

  •
  making capital expenditures that in the aggregate are above a certain amount;

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  making any material tax election, adopting or changing any material accounting method or period in respect of taxes, filing any material amended tax return or selling or compromising any material tax liability or refund, other than in the ordinary course of business;

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  paying, discharging, settling or satisfying any material action, litigation, claim or arbitration;

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  cancelling any material indebtedness (individually or in the aggregate) or waiving any claims or rights of material value;

  •
  waiving any material benefits of, or agree to modify in any material manner, any material confidentiality, standstill or similar agreement other than in the ordinary course of business, except as described below under, "Certain Standstill Waivers";

  •
  entering into any new material contract or government contract, or amending, extending or terminating any material contract or government contract in a manner that is adverse in a material respect to the Company; except in the ordinary course of business consistent with past practice;

  •
  entering into any Contract pursuant to which the consent of the other party thereto would be required to effect the consummation of the Offer, the Merger or the other Transactions;

  •
  adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of the Company's subsidiaries;

  •
  writing down any of its material assets, including any rights with respect to any item of its registered intellectual property, except pursuant to applicable law or accounting requirements;

  •
  adopting or entering into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or its subsidiaries; or

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  agreeing or committing to take any of the actions described above.

        Go Shop; Solicitation.    During the period (the "Go Shop Period") beginning on March 2, 2011 and continuing until 11:59 p.m., New York City time, on April 1, 2011 (the "No Shop Period Start Date"), the Company may, directly or indirectly through its representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any Company Takeover Proposal (as defined below), including by way of providing access to or otherwise making available non-public information (provided that the Company will only permit such non-public information to be made available pursuant to an acceptable confidentiality agreement and provided that the Company will within one business day make available to Parent all such non-public information that has not previously been made available to Parent that is made available to any such person), and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Company Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Company Takeover Proposal (including providing access or making available non-public information as described in clause (i)).

        No later than two business days after the No Shop Period Start Date, the Company must notify Parent of the identity of each person that submitted a Company Takeover Proposal prior to the No Shop Period Start Date.

        No Solicitation.    From the No Shop Period Start Date until the Effective Time, or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, the Company will not, and will not authorize any representatives, nor will it permit any of its representatives or the Company or its subsidiaries to, directly or indirectly: (i) knowingly solicit, initiate or encourage, whether publicly or otherwise (including by providing access to non-public information) or take any other action to knowingly facilitate the submission of any Company Takeover Proposal or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal, (ii) enter into any agreement, letter of intent, term sheet or other similar instrument with respect to any Company Takeover Proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation provision of the Merger Agreement) or (iii) enter into, continue, conduct, engage, maintain or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person or take any action to knowingly facilitate, any Company Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Company Takeover Proposal.

        After the No Shop Period Start Date, the Company may continue to engage in the activities permitted under clause (ii) under the heading "Go Shop; Solicitation" above with respect to a

Qualified Go Shop Bidder (as defined below) until 30 days after the No Shop Period Start Date (the "Cut-off Date"). However, at the No Shop Period Start Date, the Company must immediately cease (and cause its subsidiaries to immediately cease) and direct its representatives to immediately cease all existing discussions and negotiations with any person with respect to any Company Takeover Proposal (other than with respect to a Qualified Go Shop Bidder but only until the Cut-Off Date) and must request the prompt return or destruction of all previously furnished confidential information.

        Prior to the acceptance for payment of Shares pursuant to the Offer, the Company and its representatives may, subject to compliance with the Merger Agreement, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below), and which Company Takeover Proposal was made after March 2, 2011 and did not result from a breach of the non-solicitation provisions of the Merger Agreement, (x) contact the person making such Company Takeover Proposal solely to clarify the terms and conditions thereof, (y) provide access to or furnish information with respect to the Company and its subsidiaries to such person and such person's representatives pursuant to an acceptable confidentiality agreement and (z) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its representatives regarding such or any other Company Takeover Proposal. The Company will within one business day provide Parent all non-public information that has not previously been provided to Parent that is provided to any person making such Company Takeover Proposal.

        The Merger Agreement also provides that, in addition to the other obligations of the Company set forth above, after the No Shop Period Start Date, the Company will, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent of (i) any Company Takeover Proposal (whether made before or after the No Shop Period Start Date) or request for information or inquiry that contemplates or that the Company believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) (except to the extent prohibited by a confidentiality agreement entered into prior to March 2, 2011) the material terms and conditions of such Company Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof and the terms of any and all material agreements in connection therewith (including any financing arrangements)). The Company must keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Company Takeover Proposal or inquiry.

        For purposes of this Offer to Purchase and the Merger Agreement, the term "Company Takeover Proposal" means any proposal or offer (whether or not in writing) made by any person (other than Parent and its subsidiaries) or "group" within the meaning of Section 13(d) of the Exchange Act to acquire in any manner, directly or indirectly, in one transaction or a series of related transactions, including by way of a tender offer, exchange offer, merger, consolidation, recapitalization, liquidation, share exchange, sale, lease, contribution, partnership, joint venture, other business combination or similar transaction involving the Company or any of its subsidiaries, 20% or more of (i) the Company's Shares, (ii) the beneficial ownership in any class of equity securities of the Company, (iii) the voting rights in the Company or (iv) the consolidated total assets of the Company, or such assets to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, other than the Transactions.

        For purposes of this Offer to Purchase and the Merger Agreement, the term "Qualified Go Shop Bidder" means any person or "group", within the meaning of Section 13(d) of the Exchange Act (provided there has not been a "change of control" (as defined below) of any such person or group) from whom the Company or any of its representatives has received a Company Takeover Proposal after the execution of the Merger Agreement and prior to the No Shop Period Start Date that the Company Board determines, prior to or as of the No Shop Period Start Date, in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below) and which Company Takeover Proposal has not been rejected or withdrawn as of the No Shop Period Start Date, provided, however, that a Qualified Go Shop Bidder will cease to be a Qualified Go Shop Bidder for all purposes upon the earlier of (x) the Cut-off Date and (y) at such time as such Company Takeover Proposal made by such party is withdrawn, terminated or expires. A "change of control" is deemed to occur, with respect to the person or group that submitted or otherwise made a Company Takeover Proposal prior to the No Shop Period Start Date (any such person or group, a "Qualified Party"), if at any time after the No Shop Period Start Date: either (A) (i) a Qualified Party or all Qualified Parties collectively own an amount that is less than 50% of the equity, voting or other interest of the person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date, in any such case on a fully diluted basis or (ii) a Qualified Party or all Qualified Parties collectively have the right to appoint less than a majority of the members of the board of directors (or similar body) of any person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date or (B) (i) any person or group that was not the person or part of the group that submitted a Company Takeover Proposal prior to the No Shop Period Start Date (any such person or group, a "Disqualified Party") own or have the right to acquire an amount that is more than 50% of the equity, voting or other interest of the person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date, in any such case on a fully diluted basis or (ii) a Disqualified Party or all Disqualified Parties collectively have the right to appoint more than a majority of the members of the board of directors (or similar body) of any person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date.

        For purposes of this Offer to Purchase and the Merger Agreement, the term "Superior Company Proposal" means any bona fide written offer that was made after March 2, 2011 that did not result from a breach of the non-solicitation provisions of the Merger Agreement made by a third party that, if consummated, would result in such person's (or in the case of a direct merger between such person and the Company, such person's stockholders') acquiring, directly or indirectly, 50% or more of the outstanding shares of the Company Common Stock or of the voting power of the Company's capital stock or 50% or more of the consolidated total assets of the Company, and which offer the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation) (i) would be more favorable from a financial point of view to the holders of the Company Common Stock than the Transactions (taking into account any changes to the terms of the Offer or the Merger Agreement), and taking into account all financial, regulatory, legal and other aspects of such proposal as the Company Board determines to be relevant, and (ii) solely with respect to any such offer made during the Go Shop Period, not subject to any condition to closing with respect to the receipt of financing or funds to be used in connection with such transaction.

        No Adverse Recommendation Change.    The Company Board and any committee thereof are prohibited from (i) (A) withdrawing or modifying in a manner adverse to Parent or Purchaser, or publicly proposing to withdraw or modify in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company Board or any such committee of the Merger Agreement, the Offer, the Merger or the other Transactions or (B) approving or recommending, or publicly proposing to approve or recommend, any Company Takeover Proposal or resolving or agreeing to take any such action (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) causing or permitting the Company or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation provisions of the Merger Agreement) (an "Alternative Acquisition Agreement") or resolving, agreeing, approving, recommending or publicly proposing to take any such action.

        Prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board may (x) effect an Adverse Recommendation Change other than in connection with a Superior Company Proposal if the Company Board determines in good faith, after consultation with the Company's outside counsel and its independent financial advisor of nationally recognized reputation, that the failure to take such action would, under applicable law, be inconsistent with its fiduciary duties to the Company's stockholders; provided, that the Company must provide Parent with no less than three business days' notice of any Adverse Recommendation Change prior to such change (and, if and for so long as Parent requests, during such three business day period, the Company and its legal counsel and investment banker will negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent), or (y) in response to a Superior Company Proposal, resolve to accept such Superior Company Proposal and cause the Company to terminate the Merger Agreement; provided, that concurrently with such termination, the Company pays the Termination Fee (as defined below).

        Parent Match Right.    The Merger Agreement cannot be validly terminated in response to a Superior Company Proposal unless (i) the Company Board has first provided prior written notice to Parent that it is prepared to terminate the Merger Agreement in response thereto (a "Superior Proposal Notice"), which notice must (except to the extent prohibited by a confidentiality agreement entered into prior to March 2, 2011) contain a description of the material terms and conditions of such Superior Company Proposal and the terms of any and all material agreements in connection therewith, including any financing arrangements, and (ii) Parent does not make, within four business days after receipt of such notice, a proposal that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, cause the offer previously constituting a Superior Company Proposal to no longer constitute a Superior Company Proposal. If Parent has in good faith proposed to the Company revisions to the terms of the Transactions during the four business day period prior to the Company's termination the Merger Agreement, the Company and its legal counsel and investment banker will negotiate in good faith with Parent and its legal counsel and investment banker (so long as Parent and its legal counsel and investment banker are negotiating in good faith) until the expiration of such four business day period regarding any such revisions to the terms of the Transactions proposed by Parent. Any material changes to the financial terms or any material change to other material terms of the Superior Company Proposal occurring prior to the Company's effecting an Adverse Recommendation Change or terminating the Merger Agreement requires the Company to provide to Parent a new Superior Proposal Notice and a new period of three business days and, in determining whether to make an Adverse Recommendation Change or whether to terminate the Merger Agreement, the Company Board will take into account such changes.

        Certain Standstill Waivers.    Notwithstanding the non-solicitation provisions of the Merger Agreement, (a) at any time before the earlier of the closing of the Offer and obtaining the approval (if any) of the Company's stockholders, the Company Board may waive any standstill agreement if it determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (b) from March 2, 2011 until the No Shop Period Start Date, the Company may grant any such waiver solely to permit a counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to a Company Takeover Proposal.

        Stockholders Meeting.    The Company will, if the adoption of the Merger Agreement by the Company's stockholders is required by law to consummate the Merger, as soon as practicable following the acceptance for payment by Purchaser of any Shares pursuant to the Offer, duly call, give notice of, convene and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger.

        Employee Benefit Matters.    The Merger Agreement provides that, for a period of one year following the Effective Time, Parent will cause the Surviving Corporation to provide to employees of the Company and its subsidiaries (the "Company Employees") who remain employed by the Surviving Corporation (or any of its subsidiaries) following the Effective Time (i) base compensation and incentive opportunities (exclusive of any equity-based compensation) that are no less favorable to such employees in the aggregate than those provided to such employees by the Company immediately prior to the Effective Time; and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Company's benefit plans prior to the Merger. Such compensation and employee benefits may be provided through the Surviving Corporation's continuation of one or more of the Company's employee benefit plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Parent or its affiliates from time to time (each, a "Parent Plan"), or through a combination of the foregoing alternatives, as determined in Parent's sole and absolute discretion.

        From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor in accordance with their respective terms (including any terms relating to the amendment and termination thereof), the employment, severance and termination agreements, and deferred compensation plans disclosed as company benefit plans or agreements in the confidential disclosure letter from the Company to Parent and Purchaser accompanying the Merger Agreement. With respect to any employee benefit plans or programs maintained by Parent or programs maintained by Parent or its affiliates from time to time that is an "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended in which Company Employees participate after the Effective Time, other than any defined benefit plan and other than any new plan under which Parent does not provide past service credit generally, each Company Employee's service with the Company or any of its subsidiaries (as well as service with any predecessor employer of the Company or any Company subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company subsidiary) will be treated as service with Parent or any of Parent's subsidiaries, except if such recognition would result in any duplication of benefits. In addition, Parent will use commercially reasonable efforts to cause any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under such benefit plans to be waived and to provide credit for payments toward any deductible and co-payment limitations made prior to the completion of the Merger under any comparable benefit plans of the Company.

        The Company has agreed to terminate its 401(k) plan if so requested by Parent at least 15 days prior to the consummation of the Merger.

Indemnification of Officers and Directors.

        All rights to indemnification and exculpation by the Company and its subsidiaries in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Persons") for their acts and omissions occurring at or prior to the Effective Time under the certificate of incorporation and bylaws of the Company, the respective comparable organizational documents of its subsidiaries and any indemnification agreements of the Company (in each case, as in effect on March 2, 2011 and as made available to Parent prior to March 2, 2011) will survive the Merger and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom are finally disposed of).

        The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, Parent will cause the existing policies of directors' and officers' liability insurance maintained by the Company as of the date of the Merger Agreement (the "D&O Insurance") to be maintained for all persons who were covered by the D&O Insurance as of such date or provide substitute policies or a six-year "tail policy", in each case, the material terms of which, including coverage and amount, are no less favorable than the existing policies. However, Parent will not be required to expend in any one year an amount in excess of 300% of the last annual premium paid by the Company under the D&O Insurance prior to the date of the Merger Agreement, and if the annual premium payable for such insurance coverage exceeds 300% of such amount, Parent will maintain the most favorable policies of directors' and officers' liability insurance obtainable for an annual premium equal to 300% of such amount.

        From and after the Effective Time, to the fullest extent permitted by law, Parent will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries against all losses relating to any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such person's duties as an officer or director of the Company or any of its subsidiaries, including in respect of the Merger Agreement, the Merger and the other Transactions (except for losses arising out of actions or omissions constituting (i) material breach of the Merger Agreement or (ii) criminal conduct).

        In the event that, Parent or the Surviving Corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all of its assets to any person, or if Parent dissolves or dissolves the Surviving Corporation then, and in each such case, Parent will cause the successors and assigns of Parent or the Surviving Corporation, as applicable, to assume the obligations of Parent or the Surviving Corporation provided for in the provisions described in the two paragraphs above.

        Conditions to the Merger.    The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  if required by applicable law, the Merger Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Shares;

  •
  any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

  •
  no federal, state, local or foreign judgment, injunction, order, writ, ruling or decree shall have been issued by any governmental entity and no other law preventing the consummation of the Merger shall be in effect; provided that prior to asserting this condition, each of the parties to the Merger Agreement has complied with its covenants to use reasonable best efforts to effect the Merger;

  •
  Purchaser has accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; and

  •
  a statement of the Company, complying with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company's common stock does not constitute a "United States real property interest" under Section 897(c) of the Internal Revenue Code of 1986, as amended.

        Effect of Termination.    If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect without any liability or obligation on the part of Parent, Purchaser or the Company, other than obligations for payment of the Termination Fee (as defined below), obligations related to the protection of the Company's confidential information, liability for intentional and knowing breach of the Merger Agreement or fraud and certain general provisions, including the dispute resolution provisions.

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company (a) if the Acceptance Time shall not have occurred on or before Outside Date, unless the failure to consummate the Merger is the result of a breach of or noncompliance with the Merger Agreement by the party seeking to terminate it, or (b) if there shall be in effect any law or any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree permanently enjoining, restraining or prohibiting the consummation of the Offer or the Merger that shall have become final and nonappealable;

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  by Parent prior to the Acceptance Time, if (a) the Company shall have failed to perform in all material respects its agreements and covenants to be performed or complied with by it under the Merger Agreement and shall not have cured such breach, failure to perform or noncompliance, or (b) (i) the representations of the Company contained in the Merger Agreement regarding the Company's (w) organization, standing and power, (x) capital structure (subject to de minimis exceptions of not more than 1% of the Shares outstanding as of the close of business on March 1, 2011), (y) corporate power and authority to duly execute and deliver the Merger Agreement and the Company Board's unanimous authorization and approval of the execution, delivery and performance of the Merger Agreement, and (z) use of brokers, shall not be true and correct as of March 2, 2011 or the Acceptance Time as if such representations were made at and as of such dates, and (ii) any of the representations of the Company contained in the Merger Agreement other than those listed in the previous clause (i) shall not be true and correct as of the date of the Merger Agreement or the Acceptance Time as if made at and as of such dates (in each case, without giving effect to any limitation as to "materiality" or any derivative thereof or "Company Material Adverse Effect" set forth therein) and the failure or failures of such representations to be so true and correct has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) in the case of either clause (a) or (b), such breach or failure is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, has not been cured prior to the earlier of (i) 25 days after the delivery of written notice to the Company of such breach and (ii) the Outside Date (provided that neither Parent nor Purchaser is then in material breach of any representation or warranty or has failed to perform in any material respect any covenant contained in the Merger Agreement);

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  by Parent prior to the Acceptance Time if (a)(i) an Adverse Recommendation Change has occurred at any time or (ii) on or after the No Shop Period Start Date, a Superior Proposal Notice has been delivered (other than any such notice delivered with respect to a Superior Company Proposal that is made by a person that is a Qualified Go Shop Bidder at the time such Superior Company Proposal is made) or (b)(i) a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known and (ii) the Company Board fails to confirm the recommendation by the Company Board of the Merger Agreement, the Offer, the Merger or the other Transactions within five business days of a request from Parent to do so;

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  by the Company prior to the Acceptance Time, if (a) either (i) any of Parent's or Purchaser's representations and warranties contained in the Merger Agreement shall not be true and correct as of the March 2, 2011 or as of the Acceptance Time as if made at and as of such dates (in each case, without giving effect to any limitation as to "materiality" or any derivative thereof or "Parent Material Adverse Effect" set forth therein) and the failure or failures of such representations and warranties to be so true and correct has had or would reasonably be expected to, individually or in the aggregate, prevent or materially delay Parent or Purchaser from performing its obligations under the Merger Agreement in any material respect or the consummation of the Offer, the Merger and the other Transactions or (ii) Parent or Purchaser shall have failed to perform in all material respects its agreements and covenants to be performed or complied with by it under the Merger Agreement and (b) such breach or failure to perform is incapable of being cured by Parent or Purchaser by the Outside Date or, if capable of being cured by Parent or Purchaser by the Outside Date, has not been cured prior to the earlier of (x) 25 days after the delivery of written notice to Parent or Purchaser of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation or warranty or failed to perform in any material respect any covenant contained in the Merger Agreement); or

  •
  by the Company prior to the Acceptance Time provided, however, that the Company shall have complied in all material respects with the provisions in connection with resolving to accept a Superior Company Proposal, including the notice provisions of the Merger Agreement described above under "No Adverse Recommendation Change".

        Termination Fee.    The Company shall pay to Parent a Termination Fee (as defined below) if:

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  the Company terminates the Merger Agreement pursuant to the provision described in the last bullet under "Termination" above;

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  if Parent terminates the Merger Agreement pursuant to the provision described in the fourth bullet under "Termination" above; or

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  if (a) prior to the valid termination of the Merger Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (b) thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to the provision described in clause (a) of the second bullet under "Termination" above, and (c) within nine months of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (whether made before or after termination of the Merger Agreement) (solely for purposes the Termination Fee provision, the term "Company Takeover Proposal" will have the meaning set forth in the definition of Company Takeover Proposal reflected above except that all references to 20% will be deemed references to 50%).

        "Termination Fee" means (i) an amount equal to $3,533,000 (inclusive of Parent and Purchaser expenses) if the Termination Fee becomes payable in connection with a transaction or Alternative Acquisition Agreement executed during the Go Shop Period or with a Qualified Go Shop Bidder after the Go Shop Period pursuant to a termination by the Company pursuant to the provision described in the last bullet under "Termination" above and, (ii) in all other circumstances an amount equal to $7,067,000 (inclusive of Parent and Purchaser expenses).

        Fees and Expenses.    Except with respect to certain fees related to filings under the HSR Act that have been paid by Parent, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

        Amendment.    The Merger Agreement may be amended by the parties thereto at any time (whether before or after the adoption of the Merger Agreement by the Company's stockholders). However, after any such adoption of the Merger Agreement by the Company's stockholders, no amendment will be made that under applicable law requires further approval of the stockholders of the

Company without the further approval of such stockholders. After the Effective Time, the Merger Agreement cannot be amended.

        Governing Law.    The Merger Agreement is governed by Delaware law.

The Tender and Voting Agreement.

        On March 2, 2011, Contego entered into a Tender and Voting Agreement with the Company and Parent, pursuant to which, among other things, Contego agreed to irrevocably tender (and deliver any certificates evidencing) Shares, or cause its Shares to be irrevocably tendered, into the Offer promptly following, and in any event no later than the tenth business day following, such shareholders' receipt of this Offer to Purchase and the Letter of Transmittal. An aggregate of 3,803,274 Shares, or approximately 39% of the outstanding Shares (calculated in the same manner as the Minimum Tender Condition), are subject to the Tender and Voting Agreement.

        Contego also agreed that at any meeting of the stockholders of the Company it would vote its Shares (a) in favor of the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement and (b) against (i) any Company Takeover Proposal, (ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Contego under the Tender and Voting Agreement and (iii) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Offer or the Merger or the fulfillment of Parent's, the Company's or Purchaser's conditions under the Merger Agreement or to the Offer. Contego is wholly owned and managed by Kende Holding kft ("Kende"). Kende is 99.98% owned and controlled by Global Strategies Group Holding, S.A. ("GLOBAL"). GLOBAL is controlled by Damian Perl, one of the members of the Company's board of directors.

        The foregoing summary is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Limited Guaranty.

        Concurrently with the execution of the Merger Agreement, the Guarantor delivered a limited guaranty (the "Limited Guaranty") addressed to the Company, guaranteeing obligations of Parent and Purchaser under the Merger Agreement (the "Guaranteed Obligations"). The following summary of the Limited Guaranty is qualified in its entirety by reference to the Limited Guaranty itself, copy of which is filed as Exhibit (d)(4) to the Schedule TO filed with the SEC, which is incorporated herein by reference herein. Stockholders are urged to read the Limited Guaranty for a more complete description of the provisions summarized below.

        Under the Limited Guaranty, the Guarantor, absolutely, irrevocably and unconditionally guaranteed to the Company the payment of the obligations of Parent and Purchaser under the Merger Agreement, as and when due; provided, however, that in no event is the aggregate liability of the Guarantor under the Limited Guaranty to exceed $100,000,000 (the "Cap"), it being understood and agreed that the Limited Guaranty may not be enforced against the Guarantor without first giving effect to the Cap and Section 4, Section 6 and Section 11(g) of the Limited Guaranty (which are the sections relating to sole remedy, termination and specific performance) (the Cap and such sections are referred to collectively as the "Limitations"). The Limited Guaranty is one of payment, not of collection, and is binding on Guarantor, its successors and assigns until the obligations arising under the Limited Guaranty are satisfied in full.

        Other than pursuant to the Company's rights (i) as a third party beneficiary under Section 7 of the Equity Commitment Letter, (ii) under the Confidentiality Agreement and (iii) against Parent or Purchaser under the Merger Agreement, recourse against the Guarantor under the Limited Guaranty is the sole and exclusive remedy of the Company and all of its affiliates and security holders, and anyone purporting to claim by or through any of them, against the Guarantor or the Parent Non-Recourse Parties (as defined below) for claims by any of them directly or indirectly relating to the Guaranteed Obligations or the Transactions. Under the Limited Guaranty, the Company has agreed that it will not institute, and will cause its respective controlled affiliates not to institute, any proceeding or claim directly or indirectly relating to the Guaranteed Obligations or the Transactions against the Guarantor or any Parent Non-Recourse Party except (i) for proceedings or claims against the Guarantor under the Limited Guaranty, (ii) as a third-party beneficiary under Section 7 of the Equity Commitment Letter, (iii) for claims against Parent or Purchaser under the Merger Agreement and (iv) for proceedings or claims under the Confidentiality Agreement. Under the Limited Guaranty, the Guarantor has agreed that it will not institute, and will cause its respective affiliates not to institute, any proceeding asserting that the Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms. "Parent Non-Recourse Parties" means the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of Sponsor, Parent or Purchaser or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing; provided that "Parent Non-Recourse Party" shall not include Sponsor, Parent or Purchaser.

        The Limited Guaranty will terminate and the Guarantor shall have no further obligations under or in connection with the Limited Guaranty as of the earliest of: (i) the Effective Time, provided Sponsor shall have fully funded its obligations under the Equity Commitment Letter, (ii) the valid termination of the Merger Agreement in accordance with its terms, provided, that, to the extent the termination of the Merger Agreement is contested, the Limited Guaranty shall not be terminated unless and until the Arbitrator (as defined below) determines that the Merger Agreement has been validly terminated, (iii) the final resolution of any and all claims brought under the Limited Guaranty prior to the termination thereof and (iv) a Termination Event (as defined below). "Arbitrator" means a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery. As used in the Limited Guaranty, the term "Termination Event" means any time when the Company or any of its controlled affiliates asserts in any litigation or other proceeding (i) that the Limitations are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantor is liable thereunder in excess of the Limitations, or (ii) any claim against any Parent Non-Recourse Party directly or indirectly relating to the Guaranteed Obligations or the Transactions other than a claim (x) under the Confidentiality Agreement, (y) against the Guarantor for payment under the Limited Guaranty or (z) pursuant to Section 7 of the Equity Commitment Letter. Upon a Termination Event: (i) the obligations of the Guarantor under the Limited Guaranty shall terminate, and (ii) if the Guarantor shall have previously made any payments under the Limited Guaranty, it shall be entitled to recover and retain any and all such payments.

Exclusivity Agreement.

        Sponsor and the Company entered into an Exclusivity Agreement, dated February 21, 2011 (the "Exclusivity Agreement"), which set forth the terms on which Sponsor and the Company would agree to continue to engage in discussions regarding the potential acquisition of the Company. The Company agreed that, among other things, from the date of the Exclusivity Agreement until March 2, 2011 (the "Exclusivity Period"), it would not (and would not permit any of its representatives to):

  •
  disclose that discussions or negotiations may take or are taking place concerning a possible transaction or any of the terms, conditions or other facts with respect to any possible transaction between the Company and an affiliate of Sponsor;

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  solicit, initiate or encourage the submission of any proposal, indication of interest, offer or inquiry regarding any Business Combination Proposal (as defined below);

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  recommend, propose, or enter into any commitment, agreement, agreement in principle or other understanding (whether or not legally binding) relating to or with respect to, a Business Combination Proposal;

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  participate in any discussions or negotiations with any person regarding, or furnish or make available to any other person any information with respect to, or provide any person with access to the Company or its representatives in connection with, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to pursue, propose or effect any Business Combination Proposal; or

  •
  otherwise take any action inconsistent with the consummation of a possible transaction.

        A "Business Combination Proposal" is defined as any (a) potential business combination or merger with, sale of capital stock or securities of or by, investment in, or any similar transaction with, the Company or any of its subsidiaries; (b) sale of all or any substantial part of the assets of the Company or any of its subsidiaries other than in the ordinary course of business, consistent with past practice; (c) refinancing, restructuring or recapitalization of the Company or any of its subsidiaries or (d) other transaction inconsistent with a possible transaction.

        In addition, the Company agreed to immediately notify Sponsor of any unsolicited inquiries from third parties with respect to any Business Combination Proposal with a third party during the Exclusivity Period.

        The foregoing summary is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.

Non-Disclosure Agreement.

        On February 11, 2011, the Company and ACOF Operating Manager III, LLC entered into a non-disclosure agreement that provided the Company with certain protections in connection with the disclosure of confidential information for purposes of evaluating possible transactions (the "Non-Disclosure Agreement"). As a condition to being furnished such confidential information, ACOF Operating Manager III, LLC agreed, among other things, to keep such Evaluation Materials confidential and to use it only in connection with evaluating a business relationship between the Company and ACOF Operating Manager III, LLC.

        The foregoing summary is qualified in its entirety by reference to the Non-Disclosure Agreement, a copy of which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.

12.     Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

        Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company's stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer (including the Top-Up Option) or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent intends to continue to evaluate the business and operations of the Company both during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such additional actions as it deems appropriate under the circumstances then existing.

        Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization or (iv) any other material change in the Company's corporate structure or business.

        Appraisal Rights.    No appraisal rights are available to the Company's stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

        The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS WHO HAVE NOT TENDERED THEIR SHARES IF THE MERGER IS CONSUMMATED. SUCH STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.     Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Parent. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on NASDAQ. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued quotation on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from NASDAQ. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the

Shares no longer meet the requirements of NASDAQ for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on NASDAQ. After consummation of the Offer, Parent and Purchaser currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.     Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the earlier of (a) such time as directors elected by Parent pursuant to the Merger Agreement constitute at least a majority of the Company Board and (b) the Effective Time, except with the prior written consent of Parent or as required by or specifically permitted under the Merger Agreement, neither the Company nor any of its subsidiaries will declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities.

15.     Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and subject to the Merger Agreement and any applicable rules and regulations of the SEC, Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time on or after the date of the

Merger Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:

          (a)   by 11:59 p.m., New York City Time, on the Expiration Date, the number of Shares validly tendered in the Offer and not withdrawn, together with the Shares then beneficially owned by Parent or Purchaser (if any), does not represent at least a majority of all outstanding securities entitled to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option) (the "Minimum Tender Condition");

          (b)   any waiting period under the HSR Act has not expired or been terminated.

          Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer, if at any time after March 2, 2011, and before acceptance for payment of any of the Shares, any of the following conditions have not been satisfied or (subject to the applicable rules and regulations of the SEC) waived, and are existing and continuing at the Expiration Time:

             (a)  there shall not be any Government Action that makes illegal or otherwise prohibits, enjoins or restrains consummation of the Offer or the Merger (provided that Parent and Purchaser have used reasonable best efforts to oppose any such Government Action);

             (b)  there shall be instituted or pending any suit, action or proceeding by any governmental entity seeking to make illegal or otherwise prohibit, enjoin or restrain the consummation of the Offer or the Merger;

             (c)  any of the representations of the Company contained in the Merger Agreement relating to the Company's (i) organization, standing and power, (ii) capital structure, (iii) authority to enter into, and due execution and delivery, and enforceability of, the Merger Agreement and (iv) brokers and other advisors (subject, in the case of clause (ii), to de minimis exceptions of not more than 1% of the outstanding Shares) are not true and correct as of March 2, 2011 and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date);

             (d)  any of the representations of the Company contained in the Merger Agreement (other than those set forth in clause (c) immediately above) are (i) not true and correct as of the date of the Merger Agreement and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date) and (ii) the failure or failures of such representations to be true and correct has had or would reasonably be expected to have a Company Material Adverse Effect provided, that for the purposes of determining whether a representation of the company is true and correct, all references to "materiality" (or any derivative thereof) and "Company Material Adverse Effect" in such representation will not be taken into consideration;

             (e)  the Company has failed to perform in all material respects its agreements and covenants to be performed or complied with by it under the Merger Agreement and has not cured such breach, failure to perform or noncompliance;

              (f)  the Merger Agreement has been terminated in accordance with its terms; or

             (g)  there has occurred any Event which, individually or in the aggregate with other Events, has had or would reasonably be expected to have a Company Material Adverse Effect.

        The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions are for the benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.     Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer".

        State Takeover Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to, or govern actions following, attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson

Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other exceptions, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company has opted out of Section 203 of the DGCL, so these restrictions will not be applicable to the Offer or the Merger.

        Purchaser is not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer".

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 30-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 25, 2011, and, as such, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 28, 2011, unless earlier terminated by the FTC and the Antitrust Division, or Parent or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 30-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 30-calendar days following the date of Parent's and the Company's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 30-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    The Company and Parent and certain of their respective subsidiaries and affiliates conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

        If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15—"Certain Conditions of the Offer".

17.     Fees and Expenses.

        Wells Fargo Securities is acting as Dealer Manager in connection with the Offer. Purchaser and the Sponsor have agreed to reimburse Wells Fargo Securities, for reasonable costs and expenses incurred in connection with its engagement, and to indemnify it and certain related parties against specified liabilities. In the ordinary course of Wells Fargo Securities' businesses, it and its affiliates may actively trade or hold securities or loans of the Company for their own account or for the accounts of customers and, accordingly, Wells Fargo Securities or its affiliates may at any time hold long or short positions in these securities or loans.

        Parent and Purchaser have retained DF King to act as the Information Agent and Wells Fargo Bank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer and the Information Agent and the Depositary will each be reimbursed for reasonable expenses and will each be indemnified against certain liabilities and expenses in connection therewith.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent as described herein) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.     Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

        Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, of which this Offer to Purchase forms a part, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF SPONSOR, PARENT AND PURCHASER

        I.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Parent. The current business address of each person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and the current business phone number of each person is (310) 201-4100.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Matthew Cwiertnia, United States of America	Function at Parent: President and Director

Matthew Cwiertnia is a Senior Partner in the Private Equity group of Ares Management LLC ("Ares Management"), a global alternative asset manager. Prior to joining Ares Management in 2005, Mr. Cwiertnia worked in the Financial Sponsors Group at Credit Suisse First Boston providing advisory and financing services to financial sponsors and their portfolio companies. Prior to Credit Suisse First Boston, Mr. Cwiertnia was an investment banker with Jefferies & Co. Inc. in the Leveraged Finance Group primarily focused on high yield debt financings and restructurings. Mr. Cwiertnia serves on the boards of directors of Stream Global Services, Inc., Kinetics Holdings, LLC and Orchard Supply Hardware Stores Corporation. Mr. Cwiertnia also serves on the audit committee, finance committee and Board of Governors of The UCLA Foundation which manages approximately $1 billion of endowed assets. Mr. Cwiertnia graduated from the UCLA with a BA in Business Economics and a MBA from UCLA's Anderson School of Management.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daniel Lukas, United States of America	Function at Parent: Vice President, Secretary and Director

Mr. Lukas is a Partner in the Private Equity Group of Ares Management. Prior to joining Ares Management in 2008, Mr. Lukas served as a Managing Director of GSC Group from 2006 through 2008, and Vice President of GSC Group from 2003 through 2005. Prior to that, he served as Vice President in the private equity and distressed debt funds at Thomas Weisel Capital Partners in 2002, and before that, he was with Consolidated Press Holdings limited, the private investment vehicle of Kerry Packer in Sydney, Australia. Earlier, Mr. Lukas was at Hellman & Friedman after beginning his career at Goldman, Sachs & Co. Mr. Lukas serves on the Board of Directors of City Ventures LLC, Jacuzzi Brands Corporation, and Nortek, Inc., Mr. Lukas received an A.B. degree in Government and Economics, Phi Beta Kappa and magna cum laude, from Dartmouth College. He served as an Aviation Electronics Technician in the United States Naval Reserve.

Michael Weiner, United States of America	Function at Parent: Vice President and Assistant Secretary

Mr. Weiner is the General Counsel of Ares Management. Mr. Weiner joined Ares Management in 2006 from Apollo Management, L.P. where he served as general counsel and had been an officer of the corporate general partners of Apollo since 1992. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in corporate and alternative financing transactions, securities law and general partnership, corporate and regulatory matters. Mr. Weiner has served and continues to serve on the Boards of Directors of several corporations, including currently serving on the board of Hughes Communications, Inc. and previously serving on the board of Quality Distributions, Inc. Mr. Weiner also serves on the Board of Governors of the Cedars-Sinai Medical Center in Los Angeles. Mr. Weiner graduated with a BS in Business and Finance from the University of California at Berkeley and a JD from the University of Santa Clara.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daniel Nguyen, United States of America	Function at Parent: Vice President and Treasurer

Mr. Nguyen is Chief Financial Officer of Ares Management. Mr. Nguyen joined Ares Management in 2000 from Arthur Andersen LLP, where he was in charge of conducting business audits on various financial institutions, performing due diligence investigations of potential mergers and acquisitions, and analyzing changes in accounting guidelines for derivatives. At Arthur Andersen LLP, Mr. Nguyen also focused on treasury risk management and on mortgage-backed securities and other types of structured financing. Mr. Nguyen graduated with a BS in Accounting from University of Southern California's Leventhal School of Accounting and received his MBA in Global Business from Pepperdine University's Graziadio School of Business and Management. Mr. Nguyen also studied European business at Oxford University in England as part of the MBA curriculum. Mr. Nguyen is a CFA charterholder and a Certified Public Accountant.

        II.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and the current business phone number of each person is (310) 201-4100.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Matthew Cwiertnia, United States of America	Function at Purchaser: President and Director
See response for Parent.
Daniel Lukas, United States of America	Function at Purchaser: Vice President, Secretary and Director
See response for Parent.
Michael Weiner, United States of America	Function at Purchaser: Vice President and Assistant Secretary
See response for Parent.
Daniel Nguyen, United States of America	Function at Purchaser: Vice President and Treasurer
See response for Parent.

        III.    Ares Corporate Opportunities Fund III, L.P.    Parent and Purchaser are subsidiaries of Ares Corporate Opportunities Fund III, L.P., a limited partnership organized under the laws of the State of Delaware. The current business address of Ares Corporate Opportunities Fund III, L.P. is 2000 Avenue

of the Stars, 12th Floor, Los Angeles, CA 90067, and its current business phone number is (310) 201-4100.

        IV.    ACOF Management III, L.P.    The general partner of Ares Corporate Opportunities Fund III, L.P. is ACOF Management III, L.P., a limited partnership organized under the laws of the State of Delaware. The current business address of ACOF Management III, L.P. is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and its current business phone number is (310) 201-4100.

        V.    ACOF Operating Manager III, LLC.    The manager of Ares Corporate Opportunities Fund III, L.P. and general partner of ACOF Management III, L.P. is ACOF Operating Manager III, LLC, a limited liability company organized under the laws of the State of Delaware. The current business address of ACOF Operating Manager III, LLC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and its current business phone number is (310) 201-4100.

        VI.    Ares Management LLC.    ACOF Operating Manager III, LLC is indirectly controlled by Ares Management LLC, a limited liability company organized under the laws of the State of Delaware. The current business address of Ares Management LLC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and its current business phone number is (310) 201-4100.

        VII.    Ares Partners Management Company LLC.    Ares Management LLC is indirectly controlled by Ares Partners Management Company LLC, a limited liability company organized under the laws of the State of Delaware ("APMC"). The current business address of APMC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and its current business phone number is (310) 201-4100. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each member of the executive committee, of APMC. The current business address of each person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, and the current business phone number of each person is (310) 201-4100.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michael Arougheti, United States of America	Member of Executive Committee.

Mr. Arougheti is a Senior Partner in the Private Debt Group of Ares Management and sits on the Executive Committee of APMC. Mr. Arougheti is also President of Ares Capital Corporation and serves as a member of the Investment Committee of Ares Capital Management, the Ares Management Global Private Debt Investment Committee and the Investment Committee of ACE, Ares' European Private Debt business. From 2001 to 2004, Mr. Arougheti was employed by Royal Bank of Canada, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm's Mezzanine Investment Committee. At RBC Capital Partners, Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Mr. Arougheti sat on the firm's Investment Committee and was also active in the firm's private equity fund investment and its fund of funds program. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm's Mergers and Acquisitions Group, advising clients in various industries, including natural resources, pharmaceuticals and consumer products. Mr. Arougheti has extensive experience in leveraged finance, including senior bank loans, mezzanine debt and private equity. He has worked on a range of transactions for companies in the consumer products, manufacturing, healthcare, retail and technology industries. Mr. Arougheti also serves on the boards of directors of Ares Capital Corporation, Planet Organic Health Corp., Reflexite Corporation, Investor Group Services and Riverspace Arts, a not-for-profit arts organization. Mr. Arougheti received a BA in Ethics, Politics and Economics, cum laude, from Yale University.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David Kaplan, United States of America	Member of Executive Committee.

Mr. Kaplan is a Senior Partner of and Co-Heads the Private Equity Group of Ares Management and sits on the Executive Committee of APMC. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the Board of Directors of FDO Holdings, Inc., the indirect parent of Floor and Decor Outlets of America, Inc., and as a member of the Boards of Directors of General Nutrition Centers, Inc. (GNC), Stream Global Services, Inc. and Orchard Supply Hardware Corporation. Mr. Kaplan's previous public company Board of Directors experience includes Maidenform Brands, where he served as the company's Chairman, Dominick's Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance.

Greg Margolies, United States of America	Member of Executive Committee.

Mr. Margolies is the Head of the Capital Markets Group of Ares Management, sits on the Executive Committee of APMC and serves on the Investment Committee of all Ares Capital Markets funds. Mr. Margolies joined Ares in 2009 from Merrill Lynch & Co. where he served as a Managing Director and the Global Head of Leveraged Finance and Capital Commitments. In addition, he was a member of the Executive Committee for Merrill Lynch's Global Investment Banking group. Prior to joining Merrill Lynch, Mr. Margolies was the Co-Head of the DB Capital Mezzanine Fund. Mr. Margolies serves on the Board of Directors for the International Organization for Women & Development and the Advisory Council for University of Michigan's Life Science Institute. Mr. Margolies graduated with a BA in International Economics and Finance from the University of Michigan and received his MBA from the University of Pennsylvania's Wharton School of Business.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Antony Ressler, United States of America	Managing Member of Executive Committee.

Mr. Ressler is a Senior Partner in the Ares Private Equity Group and is the Managing Member and sits on the Executive Committee of APMC. Mr. Ressler is a Senior Advisor to the Ares Capital Markets Group and also serves on the Investment Committees of Ares Management's Private Equity funds and certain funds managed by Ares Management's Capital Markets Group. Prior to Ares, Mr. Ressler was a co-founder of Apollo Management, L.P. in 1990 and was a member of the original six-member management team. Mr. Ressler oversaw and led the capital markets activities of Apollo Management,  L.P. and Lion Advisors, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans and other fixed income assets. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Inc., with responsibility for the New Issue/Syndicate Desk. Mr. Ressler currently serves on the Board of Directors of Ares Capital Corporation, Air Lease Corporation and Kinetics Holdings, LLC. Mr. Ressler is also a member of the Board of Trustees of the Center for Early Education, the Los Angeles County Museum of Art ("LACMA"), the Alliance for College-Ready Public Schools, and is involved in the U.S. Chapter of Right to Play (formerly known as Olympic Aid), an international humanitarian organization that is committed to improving the lives of the most disadvantaged children through sports and play, currently operating in over 20 countries worldwide. Mr. Ressler is also one of the founding members of the Board of Directors of the Painted Turtle Camp, a $40 million southern California based facility created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler is also a former member of the boards of directors of Allied Waste Industries, Inc., Samsonite Corporation and WCA Waste Corporation. Mr. Ressler received his BSFS from Georgetown University's School of Foreign Service and received his MBA from Columbia University's Graduate School of Business.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Bennett Rosenthal, United States of America	Member of Executive Committee.

Mr. Rosenthal is a Senior Partner of and Co-Heads the Private Equity Group of Ares Management and sits on the Executive Committee of APMC. Mr. Rosenthal also serves on the Investment Committee of Ares Capital Management. Prior to joining Ares Management in 1998, Mr. Rosenthal was Managing Director in the Global Leveraged Finance Group of Merrill Lynch and was responsible for originating, structuring and negotiating leveraged loan and high yield financings. Mr. Rosenthal was also a senior member of Merrill Lynch's Leveraged Transaction Commitment Committee. Mr. Rosenthal serves as Chairman of the Board of Ares Capital Corporation and, among other boards, serves on the board of Hanger Orthopedic Group, Inc. and Nortek, Inc. Mr. Rosenthal is also a former member of the board of directors of Maidenform Brands, Inc. Mr. Rosenthal graduated summa cum laude with a BS in Economics from the University of Pennsylvania's Wharton School of Business where he also received his MBA with distinction.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A.	(Until 5:00 P.M. CST on
Shareowner Services	Expiration Date)
Voluntary Corporate Actions	Wells Fargo Bank, N.A.
P.O. Box 64854	Shareowner Services
St. Paul, Minnesota 55164-0854	Voluntary Corporate Actions
161 North Concord Exchange South St. Paul, Minnesota 55075

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (800) 488-8095
Email: tender@dfking.com

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor
New York, NY 10152
Toll Free: (800) 532-2916

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
  1. Terms of the Offer.
  2. Acceptance for Payment and Payment for Shares.
  3. Procedures for Accepting the Offer and Tendering Shares.
  4. Withdrawal Rights.
  5. Certain United States Federal Income Tax Consequences.
  6. Price Range of Shares; Dividends.
  7. Certain Information Concerning the Company.
  8. Certain Information Concerning Parent and Purchaser.
  9. Source and Amount of Funds.
  10. Background of the Offer; Past Contacts or Negotiations with the Company.
  11. The Transaction Agreements.
  12. Purpose of the Offer; Plans for the Company.
  13. Certain Effects of the Offer.
  14. Dividends and Distributions.
  15. Certain Conditions of the Offer.
  16. Certain Legal Matters; Regulatory Approvals.
  17. Fees and Expenses.
  18. Miscellaneous.
SCHEDULE I